Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147202, 333-158668, 333-166535,  333-174092, 333-179566, 333-186923, 333-191466, 333-193750, 333-201701 and 333-209413 on Form S-8 of our reports dated February 18, 2016, relating to the consolidated financial statements and financial statement schedule of Inteliquent, Inc. and subsidiaries, and the effectiveness of Inteliquent, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Inteliquent, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 18, 2016